Exhibit 99

Best Buy Reports Increase in Holiday Revenue
Enterprise revenue increased 2.1%
Domestic comparable sales increased 2.6%, excluding the
benefit of mobile phone installment billing

MINNEAPOLIS, January 15, 2015 -- Best Buy Co., Inc. (NYSE: BBY) today announced revenue results for the nine weeks ended January 3, 2015, as compared to the nine weeks ended January 4, 2014, excluding revenue from the Five Star business in China. As announced on December 4, 2014, the company entered into a definitive agreement for the sale of its Five Star business in China and expects to include its results in discontinued operations beginning in Q4 FY15. For this reason, the table below excludes Five Star revenue for both the current and prior year.

Excluding Revenue from the Five Star Retail Business in China
Fiscal 2015 Holiday Revenue Summary	9 weeks ended January 3, 2015	9 weeks ended January 4, 2014

Enterprise revenue ($ in millions)	$11,366	$11,130
Domestic segment	$10,132	$9,734
International segment	$1,233	$1,396

Enterprise comparable sales % change:
Excluding the estimated benefit of installment billing[1,2]	1.8%	(0.9)%
Estimated benefit of installment billing[2]	0.7%	—
Comparable sales % change[1]	2.5%	(0.9)%

Domestic segment comparable sales % change:
Excluding the estimated benefit of installment billing[1,2]	2.6%	(0.9)%
Estimated benefit of installment billing[2]	0.8%	—
Comparable sales % change[1]	3.4%	(0.9)%

Comparable online sales % change[1]	13.4%	23.5%

International segment comparable sales % change:
Comparable sales % change[1]	(3.6)%	(0.5)%

Hubert Joly, Best Buy president and CEO, commented, "In the holiday period, we delivered $11.4 billion in Enterprise revenue, reflecting a 2.6% Domestic comparable sales increase, excluding the 80-basis point estimated benefit of installment billing. A compelling merchandise assortment, strong multi-channel execution, and a more favorable year-over-year macroeconomic environment drove these better-than-expected results. We were also able to capitalize on the product cycles in large screen televisions and mobile phones. These two categories were the primary drivers of our year-over-year revenue growth, more than offsetting significant weakness in tablets."

"Our value proposition of ‘Expert Service, Unbeatable Price’ resonated with customers, whether they came to us in-store, online or both. We delivered to our customers a strong multi-channel experience and we were uniquely positioned to serve them through our online experience, our national retail footprint, our knowledgeable Blue Shirts and Geek Squad agents, and our stores-within-a-store. We also benefitted during the holiday period from our investments in (1) inventory availability; (2) mobile phone installment billing; (3) supply chain, including faster delivery; and (4) more effective and relevant marketing."

"In the online channel, comparable sales grew 13.4% driven by higher conversion rates and increased traffic. Similar to previous quarters, more than half of the sales growth was shipped from our stores. As expected, the holiday growth rate was lower than previous quarters due to the 600 basis points of pressure that we outlined last quarter relating to last year’s initial rollout of ship-from-store and the launch of two highly anticipated new gaming consoles. Additionally, it was pressured by this year’s industry-wide declines in tablets - a category with strong online penetration."

"Altogether, these results reflect the successful delivery of our holiday plan. Last quarter, we said that we would execute a highly disciplined operating and promotional plan that would drive a better year-over-year financial outcome for our shareholders. Today, thanks to the tens of thousands of Best Buy employees who built and executed against that plan, we have delivered just that."

Joly concluded, "As we look forward to FY16, as we shared with you last quarter, we will continue to pursue a strategy that is focused on delivering Advice, Service and Convenience, at competitive prices. Within this strategy, we are focused on driving a number of profitable growth initiatives around key product categories, life events and services and on continuing to transform our key functions to support these initiatives. This strategy will be the foundation of our FY16 operating plan, and we are confident in our ability to execute against it as we have demonstrated this past year. But there are also external pressures that we discussed last quarter, that are driving structural industry changes, including (1) deflationary pricing; (2) weak industry demand in NPD-reported Consumer Electronics categories; (3) declining demand for extended warranties; as well as (4) exchange rate volatility in our International businesses. And to win against this backdrop, we have to lead – which requires investing now. Therefore, we are already beginning to make the incremental investments in the growth initiatives that we just discussed which will put year-over-year pressure on our non-GAAP operating income rate beginning as early as Q1 FY16."

Sharon McCollam, Best Buy EVP, CAO and CFO, commented, "As Hubert said, we are pleased with the execution of our holiday plan. Despite the NPD-reported Consumer Electronics categories being down 3.7%3, we drove positive Domestic comparable sales growth, maintained a structured and analytical approach to our promotional strategy and delivered an overall better-than-expected financial result. As such, we are increasing our fourth quarter financial outlook, excluding the Five Star business in China, as follows: (1) Enterprise comparable sales growth, excluding the impact of installment billing, near 1% versus our previous outlook of near flat; and (2) non-GAAP operating income rate expansion of 75 to 90 basis points versus our previous outlook of 50 basis points. This operating income rate expansion, similar to our previous outlook, will come from (1) gross profit rate expansion, despite the pressure of growth in our lower-margin online channel; and (2) fixed SG&A sales growth leverage assuming near flat year-over-year SG&A dollars – which will include higher incentive compensation, intensified investments in customer-facing initiatives and an incremental $20 million due to a greater proportion of our vendor funding being recorded as an offset to cost of goods sold rather than SG&A. Offsetting this, as we discussed in previous quarters, is an expected year-over-year negative diluted EPS impact of $0.09 to $0.10 from known discrete tax items."

McCollam concluded, "Continuing on Hubert’s FY16 discussion, we do expect the impact of the external pressures he laid out to continue throughout FY16 and the impact of the incremental investments to begin in the first quarter. Additionally, we believe that the positive Domestic sales trends that we saw in mobile phones and home theater during the holiday period, in addition to the share gains we saw across other NPD-reported Consumer Electronics categories, were partially driven by the excitement around high-profile products and will not likely continue at holiday levels. As such, while we are excited about these investments and confident in our ability to execute against them, we are also appropriately cautious about the pressures. Therefore, we are currently expecting enterprise comparable sales in the first half of FY16, excluding the estimated impact of installment billing, to be flat to negative low-single digits and the non-GAAP operating income rate to be down approximately 30 to 50 basis points – reflecting a more modest sales environment and the impact of our incremental investments and SG&A inflation. We will more deeply discuss our growth initiatives, investments and external pressures in our fourth quarter earnings call in March – after we have completed our FY16 operating plans."

Domestic Segment Holiday Revenue Results

Domestic revenue of $10.13 billion increased 4.1% versus last year primarily driven by (1) comparable sales growth of 2.6% excluding the estimated 80-basis point benefit associated with the classification of revenue for the new mobile carrier installment billing plans2; (2) the estimated 80-basis point benefit associated with the classification of revenue for the new mobile carrier installment billing plans2; and (3) $59 million, or 60 basis points, in better performance of the credit card agreement.

From a merchandising perspective, comparable sales growth in televisions, mobile phones (excluding the impact of installment billing2) and computing was significantly offset by declines in tablets. We also saw continued revenue declines in services. The growth in mobile phones was primarily driven by higher year-over-year selling prices.

Domestic online revenue of $1.49 billion increased 13.4% on a comparable basis due to (1) substantially improved inventory availability made possible by the chain-wide rollout of our ship-from-store capability in January 2014; (2) higher conversion rates; and (3) increased traffic driven by greater investment in online digital marketing.

International Segment Holiday Revenue Results

International revenue of $1.23 billion declined 11.7% versus last year. This decline was primarily driven by (1) the 700 basis-point negative impact of foreign currency exchange rate fluctuations; (2) a comparable sales decline of 3.6% due to a declining consumer electronics market in Canada; and (3) the loss of revenue from store closures in Canada.

From a merchandising perspective, comparable sales growth in mobile phones was more than offset by declines in tablets, gaming and digital imaging.

Expected Sale of the Five Star Business in China

On December 4, 2014, Best Buy announced that the company entered into a definitive agreement for the sale of the Five Star business in China. Beginning in Q4 FY15, the company expects to classify this business as held for sale and include its results in discontinued operations. To provide investors with useful information for understanding how Five Star impacted prior results, the table below presents revenue and GAAP and non-GAAP diluted EPS for the Five Star business for the four quarters of FY14 and the first three quarters of FY15.

Results from the Five Star Business in China
	Q1 FY15**	Q2 FY15**	Q3 FY15	Q4 FY15	Full Year
Revenue ($ in millions)	$396	$437	$348	—	—
GAAP diluted EPS	$(0.02)	$0.03	$(0.03)	—	—
Non-GAAP diluted EPS*	$(0.02)	$0.02	$(0.02)	—	—

	Q1 FY14	Q2 FY14	Q3 FY14	Q4 FY14**	Full Year
Revenue ($ in millions)	$419	$532	$403	$445	$1,799
GAAP diluted EPS	$(0.04)	$0.02	$(0.03)	$0.03	$(0.02)
Non-GAAP diluted EPS*	$(0.04)	$0.02	$(0.02)	$0.04	$0.00

*
Adjustments to reconcile GAAP diluted EPS to non-GAAP diluted EPS reflect past restructuring charges attributable to Five Star that were previously excluded from non-GAAP diluted EPS results reported in the applicable period.

**	Excluding the results from the Five Star business in China, the non-GAAP Enterprise operating income rate would have been 4.5% in Q4 FY14, 2.6% in Q1 FY15 and 2.9% in Q2 FY15.

Classification of Revenue for the New Mobile Carrier Installment Billing Plans

In April of 2014, Best Buy began offering mobile carrier installment billing plans to its Domestic customers in addition to two-year contract plans. While the two types of contracts have broadly similar overall economics, installment billing plans typically generate higher revenues due to higher proceeds for devices and higher cost of sales due to lower device subsidies. As the mix of installment billing plans increases, there is an associated increase in revenue and cost of goods sold, and a decrease in gross profit rate, with gross profit dollars relatively unaffected. The company estimates that its holiday Enterprise comparable sales of 2.5% and Domestic comparable sales of 3.4% include approximately 70 basis points and 80 basis points, respectively, of impact from this classification difference.

(1) Best Buy’s comparable sales is comprised of revenue at stores, websites and call centers operating for at least 14 full months, as well as revenue related to certain other comparable sales channels. Relocated stores, as well as remodeled, expanded and downsized stores closed more than 14 days, are excluded from the comparable sales calculation until at least 14 full months after reopening. Acquisitions are included in the comparable sales calculation beginning with the first full quarter following the first anniversary of the date of the acquisition. The portion of the calculation of comparable sales attributable to the International segment excludes the effect of fluctuations in foreign currency exchange rates. The calculation of comparable sales excludes the impact of revenue from discontinued operations. The method of calculating comparable sales varies across the retail industry. As a result, Best Buy’s method of calculating comparable sales may not be the same as other retailers’ methods. Comparable online sales are included in Best Buy’s comparable sales calculation.

(2) In April of 2014, Best Buy began offering mobile carrier installment billing plans to its Domestic customers in addition to two-year contract plans. While the two types of contracts have broadly similar overall economics, installment billing plans typically generate higher revenues due to higher proceeds for devices and higher cost of sales due to lower device subsidies. As the mix of installment billing plans increases, there is an associated increase in revenue and cost of goods sold, and a decrease in gross profit rate, with gross profit dollars relatively unaffected. The company estimates that its holiday Enterprise comparable sales of 2.5% and Domestic comparable sales of 3.4% include approximately 70 basis points and 80 basis points, respectively, of impact from this classification difference. The company believes that providing information regarding this impact of installment billing and an estimate of the company’s comparable sales absent this impact assists investors in understanding the company’s underlying operating performance in relation to years prior to the introduction of installment billing.

(3) According to The NPD Group’s Weekly Tracking Service as published January 12, 2015, revenue for the CE (Consumer Electronics) industry declined 3.7% during the 9 weeks ended January 3, 2015 compared to the 9 weeks ended January 4, 2014. The CE industry, as defined by The NPD Group, includes TVs, desktop and notebook computers, tablets not including Kindle, digital imaging and other categories. Sales of these products represent approximately 65% of our Domestic revenue. The CE industry, as defined by The NPD Group, does not include mobile phones, gaming, movies, music, appliances or services.

Forward-Looking and Cautionary Statements:
This earnings release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as contained in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that reflect management’s current views and estimates regarding future market conditions, company performance and financial results, business prospects, new strategies, the competitive environment and other events. You can identify these statements by the fact that they use words such as “anticipate,” “believe,” ”assume,” “estimate,” “expect,” “intend,” “project,” “guidance,” “plan,” “outlook,” and other words and terms of similar meaning. These statements involve a number of risks and uncertainties that could cause actual results to differ materially from the potential results discussed in the forward-looking statements. Among the factors that could cause actual results and outcomes to differ materially from those contained in such forward-looking statements are the following: macro-economic conditions (including fluctuations in housing prices, oil markets, jobless rates and other indicators impacting consumer spending and confidence), conditions in the industries and categories in which we operate, changes in consumer preferences (including shopping preferences), changes in consumer confidence, consumer spending and debt levels, online sales levels and trends, average ticket size, the mix of products and services offered for sale in our physical stores and online, credit market changes and constraints, product availability, competitive initiatives of competitors (including pricing actions and promotional activities of competitors), strategic and business decisions of our vendors (including actions that could impact product margin or supply), the success of new product launches, the impact of pricing investments and promotional activity, weather, natural or man-made disasters, attacks on our data systems, the company’s ability to react to a disaster recovery situation, changes in law or regulations, changes in tax rates, changes in taxable income in each jurisdiction, tax audit developments and resolution of other discrete tax matters, foreign currency fluctuation, availability of suitable real estate locations, the company’s ability to manage its property portfolio, the impact of labor markets, the availability of qualified labor pools, the company’s ability to retain qualified employees, failure to achieve anticipated expense and cost reductions from operational and restructuring changes, disruptions in our supply chain, the costs of procuring goods the company sells, failure to achieve anticipated revenue and profitability increases from operational and restructuring changes (including investments in our multi-channel capabilities), failure to accurately predict the duration over which we will incur costs, acquisitions and development of new businesses, divestitures of existing businesses, failure to complete or achieve anticipated benefits of announced transactions, integration challenges relating to new ventures, and our ability to protect information relating to our employees and customers. A further list and description of these risks, uncertainties and other matters can be found in the company’s annual report and other reports filed from time to time with the Securities and Exchange Commission (“SEC”), including, but not limited to, Best Buy’s Report on Form 10-K filed with the SEC on March 28, 2014. Best Buy cautions that the foregoing list of important factors is not complete, and any forward-looking statements speak only as of the date they are made, and Best Buy assumes no obligation to update any forward-looking statement that it may make.

Investor Contact:
Mollie O’Brien, Investor Relations
(612) 291-7735 or mollie.obrien@bestbuy.com

Media Contact:
Amy von Walter, Public Relations
(612) 291-4490 or amy.vonwalter@bestbuy.com

BEST BUY CO., INC.
REVENUE CATEGORY SUMMARY
(Unaudited and subject to reclassification)

	Excluding the estimated 80-basis point benefit of mobile phone installment billing[1]
	Revenue Mix Summary		Comparable Sales
	Nine Weeks Ended		Nine Weeks Ended
Domestic Segment	Jan 3, 2015	Jan 4, 2014	Jan 3, 2015	Jan 4, 2014
Consumer Electronics	34%	32%	11.1%	(6.0)%
Computing and Mobile Phones	44%	46%	(1.8)%	3.2%
Entertainment	12%	12%	0.4%	(6.6)%
Appliances	5%	5%	9.9%	16.9%
Services[2]	4%	4%	(13.6)%	(0.9)%
Other	1%	1%	n/a	n/a
Total	100%	100%	2.6%	(0.9)%

	Including the estimated benefit of mobile phone installment billing[1]
	Revenue Mix Summary		Comparable Sales
	Nine Weeks Ended		Nine Weeks Ended
Domestic Segment	Jan 3, 2015	Jan 4, 2014	Jan 3, 2015	Jan 4, 2014
Consumer Electronics	34%	32%	11.1%	(6.0)%
Computing and Mobile Phones	45%	46%	0.0%	3.2%
Entertainment	12%	12%	0.4%	(6.6)%
Appliances	5%	5%	9.9%	16.9%
Services[2]	3%	4%	(13.6)%	(0.9)%
Other	1%	1%	n/a	n/a
Total	100%	100%	3.4%	(0.9)%

	Excluding revenue from Five Star in China[3]
	Revenue Mix Summary		Comparable Sales
	Nine Weeks Ended		Nine Weeks Ended
International Segment	Jan 3, 2015	Jan 4, 2014	Jan 3, 2015	Jan 4, 2014
Consumer Electronics	33%	32%	(1.0)%	(7.5)%
Computing and Mobile Phones	45%	46%	(3.6)%	3.8%
Entertainment	13%	12%	(13.4)%	2.4%
Appliances	4%	5%	3.5%	(1.3)%
Services[2]	4%	4%	(3.9)%	(1.3)%
Other	1%	1%	n/a	n/a
Total	100%	100%	(3.6)%	(0.5)%

(1)
In April of 2014, Best Buy began offering mobile carrier installment billing plans to its Domestic customers in addition to two-year contract plans. While the two types of contracts have broadly similar overall economics, installment billing plans typically generate higher revenues due to higher proceeds for devices and higher cost of sales due to lower device subsidies. As the mix of installment billing plans increases, there is an associated increase in revenue and cost of goods sold, and a decrease in gross profit rate, with gross profit dollars relatively unaffected. The company estimates that its holiday Enterprise comparable sales of 2.5% and Domestic comparable sales of 3.4% include approximately 70 basis points and 80 basis points, respectively, of impact from this classification difference. The company believes that providing information regarding this impact of installment billing and an estimate of the company’s comparable sales absent this impact assists investors in understanding the company’s underlying operating performance in relation to years prior to the introduction of installment billing.

(2)
The "Services" revenue category consists primarily of service contracts, extended warranties, computer related services, product repair and delivery and installation for home theater, mobile audio and appliances.

(3)
As announced on December 4, 2014, the company has entered into a definitive agreement for the sale of its Five Star business in China. As a result of this agreement, the results above exclude Five Star revenue for both the current and prior year.